Exhibit 10.62

Amendment No. 3
to
Glenn F. Tilton Secular Trust Agreement No. 3

THIS AMENDMENT NO. 3 is made as of this 31st day of December, 2003 to the Glenn F. Tilton Trust Agreement No. 3 dated September 5, 2002 (the "Trust") by and among UAL Corporation (the "Company"), Glenn F. Tilton (the "Executive") and The Northern Trust Company, as trustee (the "Trustee").

WHEREAS, Section 9(a) of the Trust authorizes its amendment by a written instrument executed by the Company, the Executive and the Trustee; and

WHEREAS, the parties hereto wish to clarify the terms of the Trust regarding the form of distribution to the Executive.

NOW, THEREFORE, the Company, Executive and Trustee agree as follows:
1.     Section 2(d) of the Trust is amended and restated to read as follows:
        "(d) In the event that the Trustee has not been provided written notice, as provided in Section 2(c) above, that there has occurred a forfeiture, or that there is a dispute with respect to a notice, the Trust Fund will be paid in full to Executive in cash or, if directed by Executive, in other property or partly in cash and partly in other property as of the first business day of January next following the earlier of September 2, 2005 or the Executive's termination of employment."

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 as of the date first above written.
Attest: /s/ Marian Durkin	UAL CORPORATION By: /s/ Paul R. Lovejoy
Name: Marian Durkin	Name: Paul R. Lovejoy
Title: Vice President and Deputy General Counsel	Title: Senior Vice President General Counsel and Secretary
Attest: /s/ James R. Jacobsen	THE NORTHERN TRUST COMPANY, as Trustee By: /s/ Scott G. Borton
Name: James R. Jacobsen	Name: Scott G. Borton
Title: Second Vice President	Title: Vice President
GLENN F. TILTON /s/ Glenn F. Tilton